UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

HemoSense, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HemoSense, Inc. released their third quarter financial results and held an investor/analyst conference call on August 7, 2007. A transcript of the conference call and a copy of the press release announcing earnings is attached to this filing.

HEMOSENSE CONFERENCE CALL TRANSCRIPT

Moderator: Jim Merselis

August 7, 2007

3:30 pm CT

Operator:	Welcome to the HemoSense Third Quarter conference call.

At this time all participants are in a listen only mode. Following management’s prepared remarks they will hold a Q&A session. To ask a question, please press star followed by 1 on your touch tone telephone.

If anyone has difficulty hearing the conference, please press star 0 for operator assistance. As a reminder, this conference is being recorded today, August 7, 2007.

I would now like to turn the conference over to Mr. Don Markley. Please go ahead, sir.

Don Markley:	Thank you. This is Don Markley with Lippert Heilshorn & Associates. Thank you all for participating in today’s conference call. Joining me from HemoSense are President and Chief Executive Officer Jim Merselis and Vice President of Finance and Chief Financial Officer Gordon Sangster.

Earlier this afternoon HemoSense released financial results for the Fiscal 2007 Third Quarter ended June 30, 2007. If you have not received this news release or if you would like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with (Leticia) Hall.

This call also is being broadcast live over the Internet at www.hemosense.com and a replay of the call will be available on the company’s website for 30 days.

Please note that comments made by management during today’s conference call will include forward looking statements within the meaning of federal securities laws. These forward looking statements involve material risks and uncertainties.

For a discussion of risk factors the company encourages you to review its filings with the Securities and Exchange Commission including HemoSense’s Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 11, 2007.

The contents of this conference call contain time sensitive information that is accurate only as of the date of the live broadcast, August 7, 2007. HemoSense undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I would now like to turn the call over to Jim Merselis. Jim?

Jim Merselis:	Thank you, Don and my thanks to everyone joining us today. I believe most of you have seen the announcement issued by Inverness regarding a definitive agreement for HemoSense to be acquired by Inverness. I will have details regarding this agreement at the end of our prepared remarks and we will also entertain your questions about the deal during our Q&A session.

I am pleased to report that once again we have turned in an outstanding quarter with revenue up 101% from the third quarter of last year. This marks the third consecutive quarter in which we have approximately doubled sales year over year. Furthermore, as was the case in quarters one and two, we posted increases across the board with growth coming from domestic and international customers and from meter and strip sales.

From a financial standpoint the real highlight is a substantial improvement in our margins. Gordon will have the details in a moment but I want to comment briefly on the leverage we are seeing in our financial model.

Along with the doubling of revenue we also doubled the gross margin percentage from 23% to 46% while operating costs increased by just 13%. Thus our operating loss declined from $2.9 million in the third quarter a year ago to just $302,000 in the third quarter this year.

Overall our results demonstrate very solid execution of our strategic plan, the strong demand for our disposable strips as a result of a large and expanding user base. Over the past several quarters we have run a series of very successful meter promotions and our installed base of meters is ahead of our earlier expectations.

We also have an excellent online training and education course that our distributor reps and customers are taking and responding well to. Of course these training and promotion programs can only be successful if we have a product that performs well and we continue to believe that we have the best point of care and self testing anticoagulation product on the market.

The advantages of our INRatio product include ease of use, built in analytic capabilities and quality control features, all of which are particularly important for at home testing. Evidence of the superiority of INRatio is that it continues to sell very well despite two of our competitors introducing new product lines in the past year. We are clearly the Number 2 player from a market share perspective and I believe we are seeing the fastest growth in market share.

We also believe the market for point of care coagulation testing continues to grow at the expense of lab based testing. The most recent data we have show a market growth of more than 30% in 2006 as compared with 2005. There are strong fundamental factors supporting this growth, most importantly the clear health and lifestyle benefits of more frequent testing among Warfarin users.

We believe that as these patients become aware of the benefits and ease of point of care and self testing this market will continue to gain momentum. Given our performance and the positive market environment, we are moving forward as quickly as possible with expanding and upgrading our production capabilities.

As we mentioned last quarter, we have leased the space adjacent to our current facility. At this point we have occupied that space for warehousing of supplies and finished goods inventory and we are also acquiring and assembling the automated production equipment. We expect to begin automated production in the new space by the end of the calendar year, in other words late in the first quarter of Fiscal 2008.

Because the preparation of this equipment is taking place in the new space it will not impact current production and when we make the transition it should happen with minimal disruption to production schedules.

A final note on production, during the third fiscal quarter we moved from having two ten-hour shifts to three eight-hour shifts. In other words we are running around the clock to keep up with demand.

I will now ask Gordon to review our recent financial performance and discuss our guidance for Fiscal 2007. Gordon?

Gordon Sangster:	Thanks, Jim. Total revenues for the Fiscal 2007 Third Quarter reached $9.2 million, up 101% from the prior year third quarter total revenue of $4.6 million. This represents $2.3 million in revenue for INRatio meters and accessories, up $1.1 million or 99% compared with the prior year quarter and $6.9 million in revenue from INRatio test strips, an increase of $3.5 million or 102% from the prior year quarter.

Domestic revenue for the Fiscal 2007 Third Quarter was $8 million, an increase of $4.3 million or 115% from the prior year quarter and international revenue was $1.2 million, up $344,000 or 41% from the prior year quarter.

For the Fiscal 2007 Third Quarter we achieved a record gross profit of $4.2 million or 46% of total revenue. This compares with a gross profit of $1.1 million or 23% of total revenue for the comparable quarter last year. This significant improvement in gross profits doubling on a percentage basis from the prior year quarter was due primarily to increasing unit production volumes and sales of test strips and to continue process efficiency.

Operating expenses for the fiscal third quarter were $4.5 million, up 13% from $4 million in the prior year quarter. We continue to be very focused on opportunities to achieve operating efficiencies and leverage.

The net loss for the Fiscal 2007 Third Quarter decreased to $687,000 or 5 cents per share compared with a net loss of $3.1 million or 27 cents per share in the prior year quarter. Included in the net loss for the current year quarter is $171,000 related to stock based compensation expense assumed to FAS123R. This equates to approximately a penny per share.

To further highlight our operating leverage and the effect of our margin improvement I’d like to point out that on a sequential basis while we increased revenue by $1.2 million from Fiscal Q2 to Q3, our gross profit increased by more than a million dollars and therefore our operating loss (unintelligible) by more than a million dollars both compared with the preceding quarter. Cash, cash equivalents and short term investments totaled $16.2 million as of June 30, 2007.

Today we are raising our guidance for the fiscal year ending September 30, 2007. We now expect total revenue to be between $32 and $34 million representing growth of 98% to 110% over Fiscal ‘06. This is up from previous guidance of $30 to $32 million.

We’ve also improved our net loss guidance which we now anticipate will be in the range of $4.5 to $5 million or between 35 cents and 39 cents per share based on approximately 12.7 million shares outstanding.

The net loss forecast includes approximately $615,000 for stock based compensation expense. The previous net loss guidance was a range of $5 to $6 million or a loss of 39 to 47 cents per share.

In providing this guidance we’ve taken into consideration the following important factors: anticipated continued strong demand for the INRatio system; capital expenditures related to the planned facilities expansion; increased operating costs associated with the facilities expansion and higher production levels; and anticipated expected subsequent operating efficiencies related to increased volume and expanded production and warehousing capabilities.

With that I’ll turn the call back over to Jim. Jim?

Jim Merselis:	Thanks, Gordon. Before we take your questions I’d like to briefly mention some key developments. First, in May we announced an arrangement to a distributor whereby LabCorp provides INRatio systems to some of their laboratories and makes the system available to select LabCorp patient service centers and affiliated physicians. We began shipments to LabCorp in the third quarter but the program is just getting underway.

Most of you are very familiar with LabCorp of course, and having an industry leader like this select our products for their laboratories and patients in a competitive process is an outstanding endorsement of our technology and of our customer service offering.

Back in March we announced our marketing and distribution agreement with ManthaMed to begin providing INRatio in Canada. The Canadian market has 600,000 Warfarin users so this represents a significant growth opportunity. We did initiate shipments to ManthaMed in March but the real benefit of this relationship will be felt in coming quarters.

From a longer term perspective we also want to point out the significant positive changes that may be coming in regard to Medicare reimbursement for Warfarin patients who perform home testing. Our industry coalition has taken the position that reimbursement should be based on the use of the drug, not on a particular indication.

Thirdly, the only Medicare patients reimbursed for home testing are those with mechanical heart valves. If the industry recommendation is accepted the most notable effect would be to provide reimbursement to atrial fibrillation and deep vein thrombosis patients which together is a patient population of some seven to eight times the size of the mechanical heart valve patient population.

If all Warfarin patients were tested at home, our U.S. potential market would be four million users which is ten times the current market opportunity. The public comment period just ended two weeks ago and CMS is expected to issue their proposed decision memo by December 26, 2007 noting there is another 90 days following this date in which a final decision can be issued.

And this brings me finally to the announcement we made last night with Inverness. The HemoSense board of directors and I truly believe this agreement is in the best interest of the company and our shareholders and represents a unique opportunity to expand our business.

We are very excited about the prospect of combining our strengths and capabilities with Inverness’ demonstrated commitment to the field of cardiology and together I think we can have a significantly greater impact on the market and on the lives of patients on Warfarin than we might have independently. In other words, I see this as a complementary business combination.

As stated in the release, HemoSense stockholders will receive .274192 shares of Inverness common stock which is a premium of 37.5% based on average trading prices over the last five days not including today’s trading. This is structured as a tax free reorganization and is expected to be slightly accretive to Inverness in 2008 and more accretive in subsequent years.

The deal is subject to approval by our shareholders and must satisfy regulatory and other customary conditions. We expect the deal to close in Calendar Q4 which is in our first fiscal quarter.

With that we’re ready for your questions. Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2.

If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have pressed star 1 to ask a question before this time please press it once more to ensure you enter the queue. One moment, please, for the first question.

Jim Merselis:	While we wait for that first question I’d like to mention that HemoSense will be exhibiting at the upcoming PRIMED trade show being held August 24 through the 27 in New York and the American Academy of Family Physicians Scientific Assembly being held October 3 through the 7 in Chicago. Okay Operator, we’re ready for that first question.

Operator:	Your first question comes from Matt Dolan with Roth Capital.

Matt Dolan:	Hi guys, good afternoon.

Jim Merselis:	Hi, Matt.

Gordon Sangster:	Good afternoon, Matt.

Matt Dolan:	Congratulations on the acquisition and the continued strong performance there.

Jim Merselis:	Thank you.

Matt Dolan:	A couple of questions – first on the deal, are there any brackets around the total value of the deal given this is an all stock transaction? Secondly, what are you thinking in terms of timing here? When could this close?

Gordon Sangster:	There’s no collar on the deal, Matt, and we expect it to close I think in about 90 days approximately. We’re working diligently with the Inverness team to make sure that we take care of all of the requirements.

Matt Dolan:	Okay, and secondly can you comment on potential room for other interest in the company? Is there anything you can indicate at this point?

Gordon Sangster:	There is a no shop clause in the definitive agreement, Matt.

Matt Dolan:	Okay. And then finally on the business, did you see a contribution this quarter from the LabCorp agreement or is that, again, pushing into the second half of the calendar year?

Jim Merselis:	I think that’s a good way to look at it, Matt. I mean that’s very early on and it’s really going to be seen out over the next four or five quarters.

Matt Dolan:	Okay, great. And finally on the PSP Coalition, I know we know the public comment period is over. Is there anything of interest coming out of that and could the timing be ahead of March of ‘08 in terms of a response from CMS and I’ll drop off. Thanks.

Jim Merselis:	Yeah thanks, Matt. You know from the comments that I’ve seen they were positive. They were all very positive. And it certainly could be earlier than March of ‘08. We’ll just have to wait and see.

Matt Dolan:	Okay. Okay, congrats again guys and a job well done.

Jim Merselis:	Thanks a lot.

Operator:	Your next question comes from Robert Gilliam with UBS.

Robert Gilliam:	Hi, good afternoon.

Jim Merselis:	Good afternoon.

Robert Gilliam:	In your prepared comments you alluded to market growth of about 30% in 2006, and just a couple of questions on that. First, does this include both the meters and the strips? And then could you provide us with the dollar for your estimate for how large you think the market is?

Jim Merselis:	Let me just say that the market research we can purchase in this market is from HPIS is contained to the healthcare professional user out sales from distributors and we buy that routinely throughout the year. What was the second part of your question?

Robert Gilliam:	The question was what is the dollar figure for how large it was in 2006?

Jim Merselis:	For the U.S. market again, which is the only place I can acquire that information, we think the 2006 market ended up somewhere in the neighborhood of $125 million for the professional market. Again, remind you that although it’s small and growing rapidly, no one is yet providing market research on the home test portion of the market.

Robert Gilliam:	Okay. And then as far as your market share, you indicated you think you’re Number 2 in the market, obviously taking share from probably the market leader. What do you think your market share is here?

Jim Merselis:	From those same sort of sources we saw our Calendar Q1 of 2007 market share to be around 30%.

Robert Gilliam:	Okay, thank you. As far as the capacity build out, first what is the anticipated CAPEX spend for the capacity build out? And then second, do you currently have any automated lines or would that be only in the new space?

Jim Merselis:	Okay first of all, the automation CAPEX I think we have budgeted – Gordon correct me if I’m wrong – is between $3 and $4 million.

Gordon Sangster:	Exactly.

Jim Merselis:	And I’m sorry, the second part of your question?

Robert Gilliam:	Just as far as does the existing facility have any automated lines or is that just going to be in the new facility?

Jim Merselis:	It will be installed in the – our plans are to have it delivered and installed in the new portion of our facility, newly leased portion of our facility.

Robert Gilliam:	Okay.

Jim Merselis:	Our current production is heavily labor intensive. It involves a number of stations of production and is certainly anything but highly automated.

Robert Gilliam:	Okay. And then just kind of the final question to wrap it up here, as far as cost of goods sold, so I guess typically we see about a third of cost of goods sold coming through labor, through the production itself? I guess can we make the assumption that, you know, this one third goes south of 10%? I guess what are the internal assumptions for peak margins?

Gordon Sangster:	We expect margins to increase to high 40% range by the end of this fiscal year and high 50s by the end of next. But we haven’t broken out the material labor and overhead component of cost of goods.

Robert Gilliam:	Okay, great. Thank you very much for all the color. I appreciate it.

Jim Merselis:	You’re welcome.

Operator:	Once again ladies and gentlemen, as a reminder, to register for a question please press star then the number 1 on your telephone keypad.

Your next question comes from Adam Galdon with Visium. Adam, please go ahead.

Adam Galdon:	Can you hear me?

Jim Merselis:	We can now.

Adam Galdon:	Gordon, if I heard correctly you just mentioned in response to a question that there’s a go shop clause in the Inverness...?

Gordon Sangster:	A no shop, N-O, shop clause.

Adam Galdon:	No shop, okay. That answers my question. Thanks a lot.

Jim Merselis:	It could be that Scottish accent, Adam.

Gordon Sangster:	Thank you.

Adam Galdon:	See you guys.

Jim Merselis:	Okay, thanks.

Operator:	You have a follow up question from Robert Gilliam with UBS.

Robert Gilliam:	Hi, thanks for taking the follow up. Just wanted to get a little bit more color as far as the market price and kind of what you’re seeing for the INRatio product. How does that kind of compare to your knowledge versus your two competitors?

Jim Merselis:	Your question is around the market price for the two?

Robert Gilliam:	Yeah exactly, just pricing. I’m trying to understand the pricing versus the competition.

Jim Merselis:	Yeah, we typically – you know we have a suggested list price out there and we typically price to be comparable to the market leader which is Roche and let them set the price and we tend to be very, very close to where they are.

So I can’t speak to (Thortech) but I can tell you we typically are very sensitive to where Roche prices their product and that’s this price guidance that we provide distributors.

Robert Gilliam:	Okay. Just as far as pricing, how would you categorize pricing? Are you competitive, firm, you know, do you have any opportunity to increase prices?

Jim Merselis:	We believe we do and when possible and appropriate we will consider those types of price adjustments.

Robert Gilliam:	Okay, thanks a lot. I appreciate it.

Jim Merselis:	You’re welcome.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Jim Merselis:	Well I want to thank you all again for joining us today, for your questions and certainly for your support. We continue to see strong demand for HemoSense products and we look forward to keeping you updated on our progress. Have a great afternoon.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE COMPANY’S INVESTOR CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THE COMPANY’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

Additional Information About the Proposed Transaction and Where to Find It:

Inverness plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction and HemoSense plans to file with the SEC and mail to its shareholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Inverness, HemoSense, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Inverness and HemoSense through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Inverness by contacting Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com or from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

Inverness and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Inverness’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 9, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from Inverness by contacting Inverness at Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com.

HemoSense and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in HemoSense’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on or about January 29, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

# # #

For Further Information Contact:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, VP Finance & CFO	Don Markley or Brandi Floberg
gsangster@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE FISCAL THIRD QUARTER REVENUE INCREASES 101%

Fiscal 2007 Revenue Guidance Revised Upward to $32 Million to $34 Million

HemoSense Signs Definitive Agreement to be Acquired by Inverness

SAN JOSE, Calif. (August 7, 2007) – HemoSense, Inc. (AMEX: HEM) – a point of care diagnostic healthcare company that has developed, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and nine months ended June 30, 2007. As announced yesterday, HemoSense and Inverness Medical Innovations (AMEX: IMA) have entered into a definitive agreement for Inverness to acquire HemoSense in an all stock transaction. Under terms of the agreement, each holder of a share of HemoSense common stock will receive 0.274192 shares of Inverness common stock, which represents a 37.5% premium based on the average trading prices of both companies over the five trading days prior to yesterday.

•

Total revenue for the fiscal 2007 third quarter was $9.2 million, an increase of 101% from total revenue of $4.6 million in the fiscal 2006 third quarter. Domestic revenue was $8.0 million and international revenue was $1.2 million, representing increases of 115% and 41%, respectively, compared with the same quarter in the prior year. Total revenue included $6.9 million in revenue for INRatio® test strips, a 102% increase from the fiscal 2006 third quarter, and $2.3 million in revenue for INRatio meters and accessories, a 99% increase over the fiscal 2006 third quarter.

•

HemoSense reported a gross profit of $4.2 million for the quarter, or 46% of total revenue, compared with a gross profit of $1.1 million, or 23% of total revenue, for the fiscal 2006 third quarter. The 297% improvement from the prior period was due primarily to increased unit production volumes and sales of test strips, as well as to continued process efficiencies.

•	Operating expenses for the quarter were $4.5 million, up 13% from $4.0 million for the fiscal 2006 third quarter.

•

The net loss for the fiscal 2007 third quarter decreased to $687,000, or $0.05 per share, from $3.1 million, or $0.27 per share, for the fiscal 2006 third quarter. Included in the net loss and the net loss per share for the third quarter of fiscal 2007 is a non-cash charge of $171,000, or approximately $0.01 per share, related to stock-based compensation expense pursuant to SFAS No. 123(R), compared with $81,000, or less than $0.01 per share, for the fiscal 2006 third quarter.

“We are pleased with the growth in our sales in the fiscal 2007 third quarter,” said Jim Merselis, President and CEO of HemoSense. “During the quarter, we gained access to certain LabCorp® laboratories to make our system available to LabCorp patient service centers and affiliated physicians. We believe this arrangement is a strong endorsement of our technology and an opportunity to support a recognized leader in healthcare.

“We continued to significantly improve our margins, and remain focused on gaining further economies of scale. In order to meet expected demand, we have begun our expansion into the building adjacent to our current facility, which is expected to effectively double our production and warehousing capacity,” he added. “We are also supportive of the recent request to Medicare by our industry coalition to expand its reimbursement coverage to include atrial fibrillation and deep vein thrombosis patients who are being treated with warfarin in addition to mechanical heart valve patients who are currently covered.”

HemoSense reported cash, cash equivalents and short-term investments of $16.2 million as of June 30, 2007.

Year-to-Date Financial Results

For the nine months ended June 30, 2007, total revenue was $23.9 million, an increase of 99% from the comparable fiscal 2006 nine month period. Year-to-date domestic revenue was $20.6 million, an increase of 109% over the corresponding fiscal 2006 period, and international revenue was $3.3 million, an increase of 52% over the corresponding fiscal 2006 period. Total revenue included $17.8 million in test strip revenue, an increase of 118% from the comparable fiscal 2006 period, and $6.1 million in meters and accessories revenue, up 58% from the comparable fiscal 2006 period.

Gross profit for the first nine months of fiscal 2007 was $10.0 million, compared with a gross profit of $3.2 million in the first nine months of fiscal 2006. Operating expenses in the first nine months of fiscal 2007 were $12.8 million, an increase from $11.0 million in the comparable 2006 period. The net loss in the first nine months of fiscal 2007 was $3.8 million, or $0.30 per share, compared with a net loss of $8.4 million, or $0.76 per share, for the first nine months of fiscal 2006.

Fiscal Year 2007 Financial Guidance

HemoSense today updated its financial guidance for its fiscal year ending September 30, 2007. The guidance takes into consideration the following factors and assumptions:

•	Anticipated continuing increased demand for the INRatio system

•	Capital expenditures related to the planned facilities expansion

•	Anticipated increases in operating costs associated with the facilities expansion and higher production levels

•	Expected subsequent operating efficiencies related to increased volume and expanded production and warehousing capability

HemoSense now anticipates fiscal 2007 total revenue to be in the range of $32 million to $34 million, representing growth of 98% to 110% over fiscal 2006. HemoSense also expects the fiscal 2007 net loss to be in the range of $4.5 million to $5.0 million, which includes approximately $570,000 in stock-based compensation expense. The net loss per common share is expected to be $0.35 to $0.39 based on approximately 12.7 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss and answer questions regarding this announcement and the Inverness acquisition agreement. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 11125928.

The live conference call will also be available via the Internet on the Investor Relations section of HemoSense’s Web site at www.hemosense.com. A recording of the call will be available on HemoSense’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense is a point-of-care diagnostic healthcare company that initially has developed, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

Additional Information About the Proposed Transaction and Where to Find It:

Inverness plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction and HemoSense plans to file with the SEC and mail to its shareholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Inverness, HemoSense, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Inverness and HemoSense through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Inverness by contacting Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com or from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

Inverness and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Inverness’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 9, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from Inverness by contacting Inverness at Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com.

HemoSense and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in HemoSense’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on or about January 29, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements including those relating to financial guidance for fiscal year 2007, the extent, timing and cost of expansion of production and warehousing capacity, as well as improved efficiencies and operating performance resulting therefrom, the expectation of increased demand for the INRatio system capital expenditures and the proposed acquisition by Inverness are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and the ability to consummate the acquisition, which is subject to approval by the shareholders of HemoSense, regulatory approval and other conditions. The Company’s fiscal 2007 third quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-K for the year ended September 30, 2006 filed on December 27, 2006, and Form 10-Q for the quarter ended March 31, 2007 filed on May 11, 2007. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

[Tables Follow]

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenue	$9,192	$4,571	$23,923	$12,049
Cost of goods sold	4,996	3,513	13,935	8,880

Gross profit	4,196	1,058	9,988	3,169

Operating expenses:
Research and development	941	769	2,128	1,913
Sales and marketing	2,437	2,058	7,417	5,954
General and administrative	1,120	1,139	3,275	3,181

Total operating expenses	4,498	3,966	12,820	11,048

Loss from operations	(302)	(2,908)	(2,832)	(7,879)

Interest income	195	144	547	450
Interest expense	(563)	(273)	(1,484)	(886)
Other expense, net	(17)	(14)	(41)	(47)

Net loss	$(687)	$(3,051)	$(3,810)	$(8,362)

Net loss per share:
Basic and diluted	$(0.05)	$(0.27)	$(0.30)	$(0.76)

Shares used to compute loss per share:
Basic and diluted	13,160	11,197	12,610	10,971

HemoSense, Inc.

Balance Sheets

(In thousands)

	June 30, 2007	September 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,832	$1,789
Short term investments	12,322	7,939
Accounts receivable, net	3,736	3,148
Prepaid expenses and other current assets	673	371
Inventories, net	5,076	2,731

Total current assets	25,639	15,978
Property and equipment, net	1,270	501
Technology licenses, net	288	245
Other assets	128	126

Total assets	$27,325	$16,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,634	$1,142
Accrued expenses and other liabilities	2,695	1,751
Capital lease, current portion	26	37
Borrowings, current portion	3,162	2,353

Total current liabilities	8,517	5,283

Capital lease, net of current portion	—	16
Borrowings, net of current portion	5,127	2,476
Other long term liabilities	350	398

Total liabilities	13,994	8,173

Shareholders’ equity:
Common stock	13	11
Additional paid-in capital	75,205	66,739
Unrealized loss on investments	(6)	(2)
Accumulated deficit	(61,881)	(58,071)

Total shareholders’ equity	13,331	8,677

Total liabilities and shareholders’ equity	$27,325	$16,850

# # #